Exhibit 99.1

Armstrong World Industries Reports Third-Quarter 2022 Results

•
Net sales up 11% versus the prior-year quarter
•
Operating income up 2% and diluted earnings per share from continuing operations up 11% versus the prior-year quarter
•
Adjusted EBITDA up 5% and adjusted diluted earnings per share up 16% versus the prior-year quarter
•
Revising 2022 Guidance: Net Sales of +10% to 12%, adjusted EBITDA of +4% to 6% versus prior year

LANCASTER, Pa., October 25, 2022 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported third-quarter 2022 financial results.

“Our teams achieved another quarter of solid year-over-year sales growth in both our Mineral Fiber and Architectural Specialties segments through price and volume improvements. I'm particularly pleased that both segments also expanded EBITDA margins sequentially, even while inflation remained elevated. Our third-quarter results including our WAVE joint venture performance, however, were tempered by increased economic uncertainty and continued project delays, which slowed the momentum we brought into the quarter,” said Vic Grizzle, President and CEO of Armstrong World Industries. “Despite the deceleration in market conditions, we continued to drive year-over-year earnings growth through focused execution throughout our operations, controlling the things we can and gaining further traction with key growth initiatives.”

Third-Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended September 30,
	2022	2021	Change
Net sales	$325.0	$292.2	11.2%
Operating income	$73.3	$72.1	1.7%
Earnings from continuing operations	$54.5	$50.8	7.3%
Diluted earnings per share	$1.18	$1.06	11.3%

Additional Non-GAAP* Measures
Adjusted EBITDA	$105	$99	5.3%
Adjusted net income from continuing operations	$63	$56	12.4%
Adjusted diluted earnings per share	$1.36	$1.17	16.2%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable GAAP measure are found in the tables at the end of this press release. Non-GAAP figures are rounded to the nearest million with the exception of per share data.

Third-quarter 2022 consolidated net sales increased 11.2% from prior-year results with higher volumes contributing $17 million and favorable Average Unit Value ("AUV") contributing $16 million. Mineral Fiber net sales increased $19 million and Architectural Specialties net sales increased $14 million from third-quarter 2021 results.

Third-quarter operating income increased 2% versus the prior-year period primarily due to favorable AUV performance, the positive impact from an increase in sales volumes and a reduction in incentive compensation expense, partially offset by an increase in manufacturing costs, primarily due to higher raw material and energy inflation and a benefit recorded in the prior-year period related to a 2020 Coronavirus Aid, Relief, and Economic Act Employee Retention Credit ("ERC Benefit"). Third-quarter 2022 results were also negatively impacted by an increase in acquisition-related charges, primarily due to a change in the fair value of contingent consideration related to our 2020 acquisition of TURF Design, Inc. due to improved projected financial performance over the earn-out period which ends this calendar year.

Third-Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2022	2021	Change
Net sales	$233.7	$214.5	9.0%
Operating income	$70.8	$68.5	3.4%
Adjusted EBITDA*	$89	$86	3.1%

Third-quarter 2022 Mineral Fiber net sales increased 9.0% from prior-year results primarily due to $16 million of favorable AUV and $3 million from higher sales volumes. Improved AUV performance was driven by favorable like-for-like pricing, partially offset by negative customer channel mix. Third-quarter sales volumes were positive in the quarter, driven by increased volumes from the home center customer channel and growth in Latin America, partially offsetting headwinds from a deceleration of market conditions throughout the third quarter.

Third-quarter Mineral Fiber operating income increased 3.4% from prior-year results. The increase was driven by a favorable AUV margin impact of $16 million, a $3 million decrease in incentive compensation expense and a $2 million increase resulting from higher sales volumes, partially offset by a $16 million increase in manufacturing costs driven by elevated raw material and energy inflation and a $2 million ERC benefit recorded in the prior-year period.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2022	2021	Change
Net sales	$91.3	$77.7	17.5%
Operating income	$3.4	$5.0	(32.0)%
Adjusted EBITDA*	$16	$13	19.7%

Third-quarter 2022 net sales in Architectural Specialties increased 17.5% from prior-year results, driven by improved performance from recent acquisitions compared to the prior-year period and positive impacts from an increase in custom project sales.

Architectural Specialties operating income was positively impacted by a $7 million margin benefit from increased sales and a $2 million reduction in intangible asset amortization, partially offset by a $2 million increase in selling expenses and a $2 million increase in manufacturing costs. The year-over-year decrease in Architectural Specialties operating income also reflects a $6 million increase in acquisition-related charges in the current period, primarily due to a change in the fair value of acquisition-related contingent consideration.

Cash Flow

Operating activities for the first nine months of 2022 provided $119 million of cash, compared to $138 million in the first nine months of 2021. The decrease was primarily due to negative working capital changes in accounts payable and accrued expenses, and inventory, primarily due to timing, in addition to an increase in income tax payments. These decreases were partially offset by higher cash earnings.

2022 Outlook

“While we saw strong Architectural Specialties segment sales and earnings growth in the third quarter and sequential improvement in Mineral Fiber’s price-over-inflation realization, we expect Mineral Fiber volumes to remain challenged into the fourth quarter,” said Chris Calzaretta, AWI CFO. “Due to third quarter results and overall increased economic uncertainty, we are lowering our full-year 2022 financial outlook. Looking ahead, we will continue to diligently control our costs and make necessary adjustments while still supporting our long-term growth strategy.”

	For the Year Ended December 31, 2022
(Dollar amounts in millions except per-share data)	2021 Actual	Current Guidance			VPY Growth %
Net sales	$1,107	$1,220	to	$1,235	10%	to	12%
Adjusted EBITDA*	$372	$385	to	$395	4%	to	6%
Adjusted diluted earnings per share*	$4.36	$4.75	to	$4.85	9%	to	11%
Adjusted free cash flow*	$190	$210	to	$220	11%	to	16%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. EDT today, to discuss third-quarter 2022 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, the impacts of COVID-19 on our business, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.1 billion in revenue in 2021, AWI has approximately 3,000 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended September 30, 2022 that the Company expects to file with the SEC today.

Contacts

Investors: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Media: Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677

Reported Financial Highlights

(amounts in millions, except per share data)

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$325.0	$292.2	$928.6	$824.1
Cost of goods sold	207.5	181.5	591.0	521.0
Gross profit	117.5	110.7	337.6	303.1
Selling, general and administrative expenses	59.3	62.3	177.9	176.5
Loss (gain) related to change in fair value of contingent consideration	7.1	(0.3)	13.3	(9.8)
Equity (earnings) from joint venture	(22.2)	(23.4)	(61.7)	(68.1)
Operating income	73.3	72.1	208.1	204.5
Interest expense	7.0	6.1	17.9	17.4
Other non-operating (income), net	(1.4)	(1.4)	(4.1)	(4.3)
Earnings from continuing operations before income taxes	67.7	67.4	194.3	191.4
Income tax expense	13.2	16.6	43.2	48.0
Earnings from continuing operations	54.5	50.8	151.1	143.4
Net earnings (loss) from discontinued operations	3.0	-	3.0	(2.1)
Net earnings	$57.5	$50.8	$154.1	$141.3

Diluted earnings per share of common stock, continuing operations	$1.18	$1.06	$3.23	$2.98
Diluted earnings (loss) per share of common stock, discontinued operations	$0.07	$-	$0.06	$(0.04)

Diluted net earnings per share of common stock	$1.25	$1.06	$3.29	$2.94
Average number of diluted common shares outstanding	46.1	47.8	46.7	48.0

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Net Sales
Mineral Fiber	$233.7	$214.5	$671.4	$611.3
Architectural Specialties	91.3	77.7	257.2	212.8
Total net sales	$325.0	$292.2	$928.6	$824.1

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Segment operating income (loss)
Mineral Fiber	$70.8	$68.5	$199.8	$201.2
Architectural Specialties	3.4	5.0	11.0	7.5
Unallocated Corporate	(0.9)	(1.4)	(2.7)	(4.2)
Total consolidated operating income	$73.3	$72.1	$208.1	$204.5

Selected Balance Sheet Information

	Unaudited
	September 30, 2022	December 31, 2021
Assets
Current assets	$351.8	$321.9
Property, plant and equipment, net	541.2	542.8
Other noncurrent assets	846.4	845.3
Total assets	$1,739.4	$1,710.0
Liabilities and shareholders’ equity
Current liabilities	$212.4	$209.6
Noncurrent liabilities	1,005.8	980.7
Equity	521.2	519.7
Total liabilities and shareholders’ equity	$1,739.4	$1,710.0

Selected Cash Flow Information

(Unaudited)

	For the Nine Months Ended September 30,
	2022	2021
Net earnings	$154.1	$141.3
Other adjustments to reconcile net earnings to net cash provided by operating activities	25.7	12.9
Changes in operating assets and liabilities, net	(60.6)	(16.3)
Net cash provided by operating activities	119.2	137.9
Net cash provided by (used for) investing activities	8.1	(5.4)
Net cash (used for) financing activities	(137.6)	(175.1)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	—
Net (decrease) in cash and cash equivalents	(11.3)	(42.6)
Cash and cash equivalents at beginning of year	98.1	136.9
Cash and cash equivalents at end of period	$86.8	$94.3

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted net sales, adjusted EBITDA, adjusted diluted earnings per share (EPS) and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration, deferred compensation accruals, impact of adjustments related to the fair value of inventory and deferred revenue) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that are recorded over each award's respective vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted earnings from continuing operations and in calculations of adjusted diluted EPS. Examples of other excluded items include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2022. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and related insurance recoveries. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital investments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding. Non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Earnings from continuing operations, Reported	$55	$51	$151	$143
Add: Income tax expense, reported	13	17	43	48
Earnings before tax, Reported	$68	$67	$194	$191
Add: Interest/other income and expense, net	6	5	14	13
Operating Income, Reported	$73	$72	$208	$205
Add: RIP expense (1)	1	1	3	4
Add: Acquisition-related impacts (2)	9	3	19	1
Operating Income, Adjusted	$83	$76	$230	$210
Add: Depreciation	18	16	51	46
Add: Amortization	4	7	13	28
Adjusted EBITDA	$105	$99	$294	$284

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Operating Income, Reported	$71	$69	$200	$201
Operating Income, Adjusted	$71	$69	$200	$201
Add: Depreciation and amortization	18	18	52	53
Adjusted EBITDA	$89	$86	$252	$254

Architectural Specialties

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Operating Income, Reported	$3	$5	$11	$8
Add: Acquisition-related impacts (1)	9	3	19	1
Operating Income, Adjusted	$12	$8	$30	$9
Add: Depreciation and amortization	3	5	11	21
Adjusted EBITDA	$16	$13	$41	$29

(1) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Operating (Loss), Reported	$(1)	$(1)	$(3)	$(4)
Add: RIP expense (1)	1	1	3	4
Operating Income (Loss), Adjusted	$-	$-	$-	$(1)
Add: Depreciation and amortization	-	-	-	1
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$56	$56	$119	$138
Net cash provided by (used for) investing activities	$10	$1	$8	$(5)
Net cash provided by operating and investing activities	$66	$57	$127	$133
Add: Acquisitions, net	-	1	-	1
Add: Payments related to sale of international, net	-	-	-	12
Add: Net environmental expenses	-	-	1	-
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	2	-
Adjusted Free Cash Flow	$66	$58	$130	$145

(1) Contingent compensation payments related to 2020 acquisitions recorded as a component of net cash provided by operating activities.

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2022		2021		2022		2021
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Earnings from continuing operations, Reported	$55	$1.18	$51	$1.06	$151	$3.23	$143	$2.98
Add: Income tax expense, reported	13		17		43		48
Earnings from continuing operations before income taxes, Reported	$68		$67		$194		$191
(Less): RIP (credit) (1)	-		-		(1)		-
Add: Acquisition-related impacts (2)	9		3		19		1
Add: Acquisition-related amortization (3)	2		4		6		18
Adjusted earnings from continuing operations before income taxes	$78		$74		$219		$210
(Less): Adjusted income tax expense (4)	(15)		(18)		(49)		(53)
Adjusted net income from continuing operations	$63	$1.36	$56	$1.17	$171	$3.65	$157	$3.28
Adjusted Diluted EPS change versus Prior Year		16%				11%
Diluted Shares Outstanding, as reported		46.1		47.8		46.7		48.0
Effective Tax Rate, as reported		20%		25%		22%		25%

(1) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of earnings from continuing operations. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2022
	Low		High
Net income	$198	to	$203
Add: Interest expense	25		26
(Less): RIP credit (1)	(4)		(4)
Add: Income tax expense	61		63
Operating income	$280	to	$288
Add: RIP expense (2)	4		4
Add: Acquisition-related expense (3)	20		21
Add: Depreciation	66		67
Add: Amortization	16		16
Adjusted EBITDA	$385	to	$395

(1) RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to and do not plan to make cash contributions to our RIP in 2022 based on guidelines established by the Pension Benefit Guaranty Corporation.

(2) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

(3) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Adjusted Diluted Earnings Per Share Guidance

	For the Year Ending December 31, 2022
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$198	$4.26	to	$203	$4.37
Add: Interest expense	25			26
(Less): RIP credit (2)	(4)			(4)
Add: Income tax expense	61			63
Operating income	$280		to	$288
Add: RIP expense (3)	4			4
(Less): Interest expense	(25)			(26)
Add: Acquisition-related amortization (4)	8			8
Add: Acquisition-related expense (5)	20			21
Adjusted earnings before income taxes	$287		to	$295
(Less): Income tax expense (6)	(68)			(70)
Adjusted net income	$220	$4.75	to	$225	$4.85

(1) Adjusted EPS guidance for 2022 is calculated based on ~46.5 million of diluted shares outstanding.

(2) RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(3) RIP expense represents only the plan service cost related to the U.S. pension plan and is recorded as a component of operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(4) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(5) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(6) Income tax expense is based on an adjusted effective tax rate of ~24%, multiplied by adjusted earnings before income tax.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2022
	Low		High
Net cash provided by operating activities	$190	to	$205
Add: Return of investment from joint venture	95		100
Adjusted net cash provided by operating activities	$285	to	$305
Less: Capital expenditures	(75)		(85)
Adjusted Free Cash Flow	$210	to	$220